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                                                                  EXHIBIT 99.1


Aspect Development, Inc. Adopts Shareholder Rights Plan
New plan established to discourage any future hostile takeover attempts

MOUNTAIN VIEW, Calif. October 13, 1998/Business Wire/ -- Aspect Development, Inc. NASDAQ: ASDV (the "Company") announced that its Board of Directors approved the adoption of a Shareholder Rights Plan under which all shareholders of record as of October 22, 1998 (the "Record Date") will receive rights to purchase shares of a new series of Preferred Stock.

PREVENTIVE MEASURE

The Rights Plan is designed to enable all of the Company's shareholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire the Company. The adoption of the Rights Plan is intended to prevent abusive takeover tactics, and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire on October 7, 2008. The rights will be exercisable only if a person or group acquires 15 percent or more of the Company's Common Stock or announces a tender offer for 15 percent of the Common Stock. If a person acquires 15 percent or more of the more of the Company's Common Stock, all rightsholders except the buyer will be entitled to acquire the Company's Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of the Company's Common Stock without negotiations with Board. Dr. Romesh Wadhwani and his affiliates and associates, who currently beneficially own more than 20 percent of the Company's outstanding Common Stock, will be exempt from operation of the Rights Plan unless they acquire or make a tender offer for beneficial ownership of 30 percent or more of the Company's Common Stock.

ASPECT ADOPTS SHAREHOLDER RIGHTS PLAN

The rights will trade with the Company's Common Stock, unless and until they are separated upon the occurrence of certain future events. The Company's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of the Company's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the Record Date.
ABOUT ASPECT DEVELOPMENT, INC. (NASDAQ: ASDV)

Aspect Development, Inc. is the leading worldwide provider of enterprise systems for Component & Supplier Management (CSM). Aspect CSM solutions reduce product cost, operations expense and design cycle time by providing strategic decision support for procurement, product development and operations to manufacturers in the electronics, aerospace & defense, automotive, industrial, process and CPG markets. Aspect provides one-stop solutions that uniquely combine its enterprise software, content products and rapid deployment services, to deliver a large value proposition quickly, at low risk. Aspect CSM solutions are being used by
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many of the largest manufacturers worldwide to optimize their inbound supply chain, to provide the information bridge between design and procurement, and to technology-enable and automate best practices such as strategic sourcing, preferred component and supplier management, design reuse, and rapid selection of the best components.

This press release contains forward-looking statements that involve risks and uncertainties. The success of Aspect Development may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with the assimilation of Cadis, Inc., risks associated with potential difficulties or delays in the integration of existing products and technologies or development of new products and technologies, challenges associated with growth, the risk of loss of key personnel, diversion of management attention from other business concerns, and risks of entering new markets, including the risk of variations in quarterly operating results due to the timing of significant orders and other factors, significant current and expected additional Competition and the need to continue to expand product distribution, particularly internationally. Further information on potential factors that could affect the financial results of Aspect are included in the company's Form 10-KSB for the year ended December 31, 1997 which is on file with the Securities and Exchange Commission.

Aspect's corporate headquarters are in Mountain View, California. For more information on Aspect's complete line of CSM products and services, contact Aspect at (800) 941-1046, via electronic mail at sales@aspectdv.com via the Web
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at http://www.aspectdv.com.
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